Exhibit 15


Reading & Bates Corporation

      We are aware that Reading & Bates Corporation has incorporated by reference in its Registration Statements No. 33-44237, No. 33-50828 and No. 33-50565 its Form 10-Q for the quarter ended June 30, 1994, which includes our report dated July 19, 1994 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



/s/Arthur Andersen & Co.

Houston, Texas
July 19, 1994